NATIONAL HOME HEALTH CARE CORP.

                           ANNOUNCES OPERATING RESULTS
                FOR ITS FISCAL THIRD QUARTER ENDED APRIL 30, 2003

Scarsdale,  New York,  June 13, 2003,  National Home Health Care Corp.  (NASDAQ:
NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the its fiscal third quarter ended April 30, 2003.

Revenue for the quarter ended April 30, 2003 was $25,120,000, an increase of 22% over $20,620,000 for the quarter ended April 30, 2002. Net income for the quarter ended April 30, 2003 was $1,494,000, or $.26 per diluted share, compared to net income of $1,361,000, or $.24 per diluted share, for the quarter ended April 30, 2002.

Revenue for the nine months ended April 30, 2003 was $72,702,000, an increase of 18% over $61,361,000 for the nine months ended April 30, 2002. Net income for the nine months ended April 30, 2003 was $4,442,000, or $.77 per diluted share, compared to net income of $4,197,000, or $.72 per diluted share, for the nine months ended April 30, 2002.

As stated in a previous press release dated April 24, 2003, effective May 1, 2003, the Connecticut Department of Social Services significantly reduced the Medicaid reimbursement rate for certain nursing visits. The rate change has no impact on the Company's historical results of operations, including the results of operations for the three months ended April 30, 2003. However, the rate change will impact periods following the May 1, 2003 effective date, and at current levels of operations, the Company estimates that the rate change will result in a decline in net patient revenue of approximately $8,000,000 annually and a decrease in net income of approximately $2,700,000.

Certain matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including but not limited to risks and uncertainties relating to whether the Company can identify, consummate and integrate on favorable terms acquisitions or market penetrations, market acceptance, pricing and demand for the Company's services; changing regulatory environment; changing economic conditions, whether the Company can attract and retain qualified personnel, ability to manage the Company's growth and other risks detailed in the Company's other filings with the Securities and Exchange Commission.

CONTACT: Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.

STATEMENT OF OPERATIONS DATA:

                                                 Three months ended                       Nine months ended
                                                      April 30,                               April 30,
                                                2003                2002                2003              2002
                                           ----------------     -------------       -------------     --------------

Revenues                                         $25,120,000      $20,620,000         $72,702,000       $61,361,000

Operating expenses:                               22,619,000       18,468,000          65,291,000        54,655,000

Income from operations:                            2,501,000        2,152,000           7,411,000         6,706,000

Other income:

   Interest                                           31,000           48,000             121,000           170,000

Income before taxes:                               2,532,000        2,200,000           7,532,000         6,876,000

Provision for income taxes:                        1,038,000          839,000           3,090,000         2,679,000

Net income                                         1,494,000        1,361,000           4,442,000         4,197,000

Earnings per share - diluted                           $0.26            $0.24               $0.77             $0.72

Weighted average shares - diluted                  5,758,346        5,791,315           5,767,720         5,791,315

BALANCE SHEET DATA:
                                                        April 30,
                                                 2003              2002
                                           ----------------  -------------

Cash and cash equivalents                     $13,260,000      $13,601,000

Total current assets                           33,307,000       31,996,000

Total assets                                   47,676,000       41,796,000

Total current liabilities                       4,991,000        4,317,000

Non-current liabilities                        - - -              - - -

Stockholders' equity                           42,685,000       37,479,000
